Exhibit 99.1

FOR IMMEDIATE RELEASE

April 23, 2021

TEJON RANCH CO. NAMES GENERAL COUNSEL

(Tejon Ranch, CA) — Tejon Ranch Co. (NYSE: TRC) announced today the appointment of Marc W. Hardy as Senior Vice President and General Counsel. Hardy is currently Of Counsel with the Buchalter law firm in Irvine, California, and from 2001 to 2020 served as Assistant General Counsel and then General Counsel/Assistant Secretary for the A.G. Spanos Companies. He has extensive experience in corporate law, real estate, land use and environmental issues. He will join the Company on May 10, 2021.

“We are extremely pleased to have a person of the caliber and experience of Marc Hardy to oversee the Company’s legal work,” said Gregory S. Bielli, President and CEO of Tejon Ranch Co. “He has a depth of experience and knowledge that will serve us well as we continue to move forward with our real estate development efforts.”

With the A.G. Spanos Companies, Hardy provided executive leadership and management to the Board of Directors, executive members and its operating managers concerning the legal affairs for a fully diversified group of companies, including, the Spanos Corporation, a national multi-family residential homebuilder, mixed-use master plan developer, and owner/operator of Class A office complexes, vineyards, orchards, golf course and marina, and the Los Angeles Chargers National Football League team.

Hardy’s areas of legal practice have included: Real Estate/Land Use, Commercial Construction, Leasing, Corporate Law/Entity Formation, Lending/Finance, Litigation and Risk Management, Labor and Employment, and Compliance. Prior to joining the A.G. Spanos Companies, he served as an Associate Attorney with O’Brien Watters & Davis LLP in Santa Rosa, California, and Ogden Murphy Wallace P.L.L.C. in Wenatchee, Washington.

Hardy earned a BA from the University of California, Davis, a Juris Doctorate from the University of the Pacific’s McGeorge School of Law, and a Masters of Law degree in Taxation from the University of Washington School of Law.

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About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company (NYSE: TRC) is a growth-oriented, diversified real estate development and agribusiness company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 25 miles south of Bakersfield. Tejon Ranch is positioned for growth with its fully operational commercial/industrial real estate development and three master planned communities on the horizon.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

CONTACT:    Barry Zoeller, Senior Vice President

              Corporate Communications & Investor Relations

              (661) 663-4212

              bzoeller@tejonranch.com